Eastman Announces Second-Quarter 2012 Financial Results

KINGSPORT, Tenn., July 30, 2012 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $1.40 per diluted share for second quarter 2012 versus $1.44 per diluted share for second quarter 2011, excluding $33 million of financing, transaction and integration costs in second quarter 2012 related to the acquisition of Solutia and a $15 million gain in second quarter 2011 from the sale of a previously impaired asset. Reported earnings from continuing operations were $1.26 per diluted share in second quarter 2012 and $1.51 per diluted share in second quarter 2011. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2012 financial tables.

"This is an exciting time for Eastman with continued strong earnings performance throughout the company and the recent completion of the Solutia acquisition," said Jim Rogers, Chairman and CEO. "The integration of Solutia is well underway and our capture of cost synergies is on plan such that we are poised to deliver earnings growth and generate significant cash for years to come."

(In millions, except per share amounts)	2Q2012	2Q2011
Sales revenue	$1,853	$1,885

Earnings per diluted share from continuing operations	$1.26	$1.51

Earnings per diluted share from continuing operations excluding Solutia financing, transaction, and integration costs, and gain from sale of previously impaired asset*	$1.40	$1.44

Net cash provided by operating activities	$316	$207

*For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying second-quarter 2012 financial tables.

Sales revenue for second quarter 2012 was $1.9 billion, a 2 percent decline compared with second quarter 2011.

Operating earnings in second quarter 2012 were $317 million compared to $333 million in second quarter 2011. Excluding transaction and integration costs related to the Solutia acquisition in second quarter 2012 and a gain from the sale of a previously impaired asset in second quarter 2011, operating earnings were $323 million and $318 million, respectively.

Segment Results 2Q 2012 versus 2Q 2011

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue declined slightly in second quarter 2012 compared with second quarter 2011. Operating earnings in second quarter 2012 increased to $114 million compared with operating earnings of $104 million in second quarter 2011. The increase was primarily due to lower raw material and energy costs more than offsetting slightly lower selling prices.

Fibers – Sales revenue declined by 4 percent due to an unfavorable shift in product mix that was partially offset by higher selling prices. The unfavorable shift in product mix was primarily due to lower acetate tow volume in Asia Pacific attributed to customer buying patterns. The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings in second quarter 2012 were $96 million compared with $97 million in second quarter 2011, with the slight decline due to the unfavorable shift in product mix mostly offset by higher selling prices.

Performance Chemicals and Intermediates – Sales revenue was unchanged in second quarter 2012 compared with second quarter 2011 as higher sales volume and a favorable shift in product mix were offset by lower selling prices. The higher sales volume and favorable shift in product mix were primarily due to increased sales volume for acetyl product lines in the U.S. and the favorable impact of the acquired Sterling and Scandiflex businesses. The lower selling prices, primarily in olefin derivative product lines, were in response to lower raw material and energy costs. Operating earnings in second quarter 2012 increased to $104 million compared to $94 million in second quarter 2011. The increase was due primarily to lower raw material and energy costs and the benefit of producing versus purchasing olefins, partially offset by lower selling prices.

Specialty Plastics – Sales revenue declined by 6 percent in second quarter 2012 compared to second quarter 2011 primarily due to lower sales volume partially offset by a favorable shift in product mix and higher selling prices. The decrease in sales volume, mainly in the U.S. and Europe, was attributed to weakened demand for copolyester product lines primarily in the consumer and durable goods markets. The favorable shift in product mix was due to higher sales volume into the LCD market for cellulosic product lines. Second-quarter 2012 operating earnings were $38 million compared to $42 million in second quarter 2011. The decline was primarily due to lower sales volume and resulting lower capacity utilization, which was partially offset by the favorable shift in product mix and higher selling prices.

Cash Flow and Financing

Eastman generated $316 million in cash from operating activities during second quarter 2012, primarily due to strong net earnings.

As part of the financing of the July 2, 2012 acquisition of Solutia Inc. and of repayment of certain Solutia borrowings, on June 5, 2012 Eastman received $2.3 billion net proceeds from the public offering of notes due 2017, 2022, and 2042 and on July 2, 2012 borrowed $1.2 billion under a five-year term loan agreement.

Solutia Acquisition and 2Q12 Results

On July 2, 2012 Eastman completed the acquisition of Solutia Inc. With the acquisition, the company made structural and reporting changes resulting in five reporting segments: Additives and Functional Products, Adhesives and Plasticizers, Advanced Materials, Fibers, and Specialty Fluids and Intermediates. The company will report third quarter 2012 financial results under the new reporting structure.

Sales revenue for Solutia in second quarter 2012 was $520 million, a 4 percent decline compared with second quarter 2011, due primarily to the strengthening of the U.S. dollar versus the euro. In addition, slightly higher sales volume in the Technical Specialties and Performance Films segments was more than offset by lower sales volume in the Advanced Interlayers segment. Net income was $31 million in second quarter 2012 including $15 million of acquisition related expenses, and $68 million in second quarter 2011 including $1 million of other charges. Adjusted EBITDA (as defined in Appendix A) declined to $115 million in second quarter 2012 compared with $141 million in second quarter 2011. The decline in adjusted EBTIDA, primarily in the Advanced Interlayers segment, was mainly due to lower sales volume in Europe for Saflex® product lines, lower sales volume for photovoltaic encapsulants product lines, and costs of growth initiatives. For reconciliation of adjusted EBTIDA, see Appendix A in the accompanying second-quarter 2012 financial tables.

Outlook

Commenting on the outlook for full year 2012, Rogers said: "Despite persistent global economic uncertainty, we continue to expect double-digit year-over-year earnings growth resulting from the solid performance of heritage Eastman businesses and second half earnings from the acquired Solutia businesses. As a result, our expectations for 2012 EPS of $5.30 remain unchanged." Costs and charges related to the Solutia acquisition, including financing, transaction, and integration costs, asset impairments and restructuring charges, net, and mark-to-market pension and OPEB adjustments are excluded from the earnings per share projection.
Eastman will host a conference call with industry analysts on July 31 at 8:00 a.m. EDT.  To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations.  To listen via telephone, the dial-in number is 913-905-3216, passcode number 1999344.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, July 31, to 11:00 a.m. EDT, August 10, at (888) 203-1112 or (719) 457-0820, passcode 1999344.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic conditions; benefits, costs and charges, and integration of the Solutia acquisition and of the acquired Solutia businesses; cost reduction plans and efforts; asset impairments and restructuring charges and mark-to-market and OPEB adjustments; and company, segment, and acquired Solutia businesses earnings and cash flows in second half and full year 2012 and future years.  Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results.  Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2012 available, and the Form 10-Q to be filed for second quarter 2012 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.

Eastman is a global specialty chemicals company that produces a broad range of advanced materials, additives and functional products, specialty chemicals, and fibers that are found in products people use every day.  As a world leader in the diverse markets it serves, Eastman is focused on delivering innovative and technology-based solutions while maintaining its commitment to safety and sustainability.  Serving customers in approximately 100 countries, Eastman had 2011 pro forma revenues, giving effect to the Solutia acquisition, of approximately $9.3 billion.  The company is based in Kingsport, Tennessee, USA, and, with the completion of the Solutia acquisition, now employs approximately 13,500 people around the world.  For more information, visit www.eastman.com.

# # #

Contacts:

Media:  Kristin Sturgill
423-229-2526 / ksturgill@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

FINANCIAL INFORMATION
July 30, 2012

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), July 31, 2012.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States ("GAAP").

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  The total purchase price was $4.8 billion, including the assumption of Solutia's debt and net of cash.  The funding of the $2.6 billion cash portion of the purchase price was provided primarily from borrowings.  Beginning with third quarter 2012, the Company's consolidated results of operations will include results of Solutia.

As previously disclosed in the Form 8-K filed on March 7, 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Eastman management believes that this change in accounting improves transparency of reporting of its operating results by recognizing the effects of economic and interest rate trends on pension and OPEB plan investments and assumptions in the year these actuarial gains and losses are incurred.  Under the new method of accounting, these gains and losses are measured annually at the plan's December 31 measurement date and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan changes will be recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.  This methodology is preferable under GAAP since it aligns more closely with fair value principles and does not delay the recognition of gains and losses into future periods.  The new method has been retrospectively applied to financial results of all periods presented.  In first quarter 2011, the Company recognized a $15 million gain under the new accounting method due to the interim remeasurement of the OPEB plan obligation.  The exit of employees associated with the sale of the PET business triggered the interim MTM remeasurement.

In third quarter 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  Stockholders of record as of September 15, 2011 were issued one additional share of common stock on October 3, 2011 for each share held.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts have been adjusted for all periods presented for the stock split.

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2012	2011	2012	2011

Sales	$1,853	$1,885	$3,674	$3,643
Cost of sales(1)	1,372	1,411	2,762	2,711
Gross profit	481	474	912	932

Selling, general and administrative expenses(1)	121	118	247	226
Research and development expenses	43	38	84	74
Asset impairments and restructuring charges (gains), net	--	(15)	--	(15)
Operating earnings	317	333	581	647

Net interest expense	28	18	47	37
Other charges (income), net	21	(5)	22	(11)

Earnings from continuing operations before income taxes	268	320	512	621
Provision for income taxes from continuing operations	91	101	176	201
Earnings from continuing operations	$177	$219	$336	$420

Earnings from discontinued operations, net of tax	--	--	--	9
Gain from disposal of discontinued operations, net of tax	2	1	1	31
Net earnings	$179	$220	$337	$460

Basic earnings per share
Earnings from continuing operations	$1.28	$1.55	$2.43	$2.97
Earnings from discontinued operations	0.02	--	0.01	0.28
Basic earnings per share	$1.30	$1.55	$2.44	$3.25

Diluted earnings per share
Earnings from continuing operations	$1.26	$1.51	$2.38	$2.89
Earnings from discontinued operations	0.01	--	0.01	0.28
Diluted earnings per share	$1.27	$1.51	$2.39	$3.17

Shares (in millions) outstanding at end of period	138.2	140.4	138.2	140.4

Shares (in millions) used for earnings per share calculation
Basic	138.1	141.4	137.7	141.4
Diluted	141.2	145.0	140.9	145.1

(1)
Included in first six months 2011 was a mark-to-market gain of $15 million due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$486	$491	$956	$958
Fibers	318	331	641	621
Performance Chemicals and Intermediates	732	729	1,468	1,423
Specialty Plastics	315	334	607	641

Total Sales by Segment	1,851	1,885	3,672	3,643
Other	2	--	2	--

Total Eastman Chemical Company	$1,853	$1,885	$3,674	$3,643

TABLE 2B – SALES REVENUE CHANGE

Second Quarter 2012 Compared to Second Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	(1) %	1%	(1) %	-- %	(1) %
Fibers	(4) %	1%	5%	(10) %	-- %
Performance Chemicals and Intermediates	-- %	4%	(5) %	2%	(1) %
Specialty Plastics	(6) %	(13) %	3%	5%	(1) %

Total Eastman Chemical Company	(2) %	-- %	(1) %	-- %	(1) %

First Six Months 2012 Compared to First Six Months 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	-- %	-- %	1%	-- %	(1) %
Fibers	3%	1%	5%	(3) %	-- %
Performance Chemicals and Intermediates	3%	4%	(3) %	2%	-- %
Specialty Plastics	(5) %	(11) %	4%	2%	-- %

Total Eastman Chemical Company	1%	-- %	1%	-- %	-- %

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 2C – SALES BY REGION

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2012	2011	2012	2011

Sales by Region
United States and Canada	$987	$1,004	$1,989	$1,922
Asia Pacific	455	434	843	831
Europe, Middle East, and Africa	330	370	676	725
Latin America	81	77	166	165

Total Eastman Chemical Company	$1,853	$1,885	$3,674	$3,643

TABLE 2D – SALES REVENUE CHANGE BY REGION

Second Quarter 2012 Compared to Second Quarter 2011
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	(2) %	1%	(3) %	-- %	-- %
Asia Pacific	5%	3%	1%	1%	-- %
Europe, Middle East, and Africa	(11) %	(7) %	2%	(2) %	(4) %
Latin America	5%	5%	-- %	1%	(1) %

Total Eastman Chemical Company	(2) %	-- %	(1) %	-- %	(1) %

First Six Months 2012 Compared to First Six Months 2011
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	4%	3%	-- %	1%	-- %
Asia Pacific	1%	-- %	1%	-- %	-- %
Europe, Middle East, and Africa	(7) %	(6) %	3%	(2) %	(2) %
Latin America	1%	2%	1%	(2) %	-- %

Total Eastman Chemical Company	1%	-- %	1%	-- %	-- %

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS, ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES (GAINS), NET, MARK-TO-MARKET PENSION AND OTHER POSTRETIREMENT BENEFITS ADJUSTMENT, AND TRANSACTION AND INTEGRATION COSTS; SEGMENT OPERATING EARNINGS RECONCILIATIONS

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Operating Earnings by Segment and Item

Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$114	$104	$212	$208

Fibers
Operating earnings	96	97	197	183

Performance Chemicals and Intermediates
Operating earnings	104	94	181	188

Specialty Plastics
Operating earnings	38	42	68	77

Total Operating Earnings by Segment
Total operating earnings	352	337	658	656

Other (1)
Operating earnings (loss)
Growth initiatives (2)	(23)	2	(49)	(12)
Pension and OPEB gain (loss) not allocated to operating segments	(6)	(6)	(13)	3
Transaction and integration costs related to the acquisition of Solutia	(6)	--	(15)	--
Operating loss before exclusions	(35)	(4)	(77)	(9)
Transaction and integration costs related to the acquisition of Solutia	6	--	15	--
Mark-to-market pension and other postretirement benefits adjustment (3)	--	--	--	(15)
Asset impairments and restructuring charges (gains), net (2)	--	(15)	--	(15)
Operating loss excluding items	(29)	(19)	(62)	(39)

Total Eastman Chemical Company
Total operating earnings	$317	$333	$581	$647
Transaction and integration costs related to the acquisition of Solutia	6	--	15	--
Mark-to-market pension and other postretirement benefits adjustment (3)	--	--	--	(15)
Asset impairments and restructuring charges (gains), net (2)	--	(15)	--	(15)
Total operating earnings excluding items	$323	$318	$596	$617

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

(2)
Second quarter and first six months 2011 included $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project

(3)	Mark-to-market gain in first six months 2011 due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

	Second Quarter 2012
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$317	$268	$177	$1.26

Certain Item:
Solutia transaction, integration, and financing costs (1)	6	33	20	0.14
Excluding item	$323	$301	$197	$1.40

	Second Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$333	$320	$219	$1.51

Certain Item:
Asset impairments and restructuring charges (gains), net (2)	(15)	(15)	(10)	(0.07)
Excluding item	$318	$305	$209	$1.44

	First Six Months 2012
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$581	$512	$336	$2.38

Certain Item:
Solutia transaction, integration, and financing costs (1)	15	47	33	0.24
Excluding item	$596	$559	$369	$2.62

	First Six Months 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$647	$621	$420	$2.89

Certain Items:
Mark-to-market pension and other postretirement benefit adjustment (3)	(15)	(15)	(10)	(0.07)
Asset impairments and restructuring charges (gains), net (2)	(15)	(15)	(10)	(0.06)
Excluding items	$617	$591	$400	$2.76

(1)
Second quarter and first six months 2012 include transaction and integration costs of $6 million and $15 million, respectively, in selling, general and administrative expenses, financing costs of $9 million in both periods in net interest expense, and $18 million and $23 million, respectively, in other charges (income), net, related to the acquisition of Solutia.

(2)	Gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.
(3)	Mark-to-market gain due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2012	2011	2012	2011

Cash flows from operating activities
Net earnings	$179	$220	$337	$460

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	71	67	140	135
Gain on sale of assets	--	(18)	--	(70)
Provision (benefit) for deferred income taxes	10	26	23	(14)
Pension and other postretirement contributions (in excess of) less than expenses	(18)	2	(45)	(112)
Variable compensation (in excess of) less than expenses	35	37	(36)	(45)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	--	17	(103)	(212)
(Increase) decrease in inventories	(16)	(72)	(2)	(121)
Increase (decrease) in trade payables	(11)	62	(31)	70
Other items, net	66	(134)	52	(30)

Net cash provided by operating activities	316	207	335	61

Cash flows from investing activities
Additions to properties and equipment	(87)	(109)	(177)	(206)
Proceeds from redemption of short-term deposits	80	--	200	--
Proceeds from sale of assets and investments	--	27	6	644
Acquisitions and investments in joint ventures	--	--	(10)	--
Additions to short-term time deposits	--	--	--	(200)
Additions to capitalized software	(2)	(3)	(3)	(5)
Other items, net	--	5	(35)	(6)

Net cash (used in) provided by investing activities	(9)	(80)	(19)	227

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	--	--	(1)	1
Proceeds from borrowings	2,311	--	2,311	--
Repayment of borrowings	(146)	(2)	(146)	(2)
Dividends paid to stockholders	(35)	(33)	(71)	(67)
Treasury stock purchases	--	(103)	--	(177)
Proceeds from stock option exercises and other items, net	(6)	5	14	75

Net cash provided by (used in) financing activities	2,124	(133)	2,107	(170)

Effect of exchange rate changes on cash and cash equivalents	--	--	--	--

Net change in cash and cash equivalents	2,431	(6)	2,423	118

Cash and cash equivalents at beginning of period	569	640	577	516

Cash and cash equivalents at end of period	$3,000	$634	$3,000	$634

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

TABLE 5A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	First Six Months
(Dollars in millions, unaudited)	2012	2011
Cash and cash equivalents at end of period	$3,000	$634
Short-term time deposits	--	200

Total cash and cash equivalents and short-term time deposits	$3,000	$834

TABLE 5B – NET CASH PROVIDED BY OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2012	2011	2012	2011

Net cash provided by operating activities	$316	$207	$335	$61
Impact of tax payment on the sale of the PET business (1)	--	55	--	55
Net cash provided by operating activities excluding items	316	262	335	116

Additions to properties and equipment	(87)	(109)	(177)	(206)
Dividends paid to stockholders	(35)	(33)	(71)	(67)

Free Cash Flow	$194	$120	$87	$(157)

(1)	Second quarter 2011 cash flows included $55 million of a total $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,
(Dollars in millions)	2012	2011
	(unaudited)

Current Assets	$4,630	$2,302

Net Properties and Equipment	3,135	3,107

Other Assets	801	775

Total Assets	$8,566	$6,184

Payables and Other Current Liabilities	$894	$961

Short-term Borrowings	5	153

Long-term Borrowings	3,830	1,445

Other Liabilities	1,714	1,755

Stockholders' Equity	2,123	1,870

Total Liabilities and Stockholders' Equity	$8,566	$6,184

EASTMAN CHEMICAL COMPANY – EMN	July 30, 2012
5:00 PM EDT

APPENDIX A
SOLUTIA INC.
SELECT FINANCIAL RECONCILIATIONS

EBITDA is defined as net income before interest expense, income taxes, and depreciation and amortization.  Adjusted EBITDA is defined as EBITDA before certain gains and losses that affect comparability and non-cash stock compensation expense.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION

	Second Quarter
(Dollars in millions, unaudited)	2012	2011

Net income	$31	$68

Plus:
Income tax expense	7	11
Interest expense	24	26
Depreciation and amortization	33	31

EBITDA	$95	$136

Plus:
Summary of events affecting comparability (1)	15	1
Non-cash stock compensation expense	5	4

Adjusted EBITDA	$115	$141

(1)	See Summary of Events Affecting Comparability below

SUMMARY OF EVENTS AFFECTING COMPARABILITY

	Second Quarter
(Dollars in millions, unaudited)	2012	2011

Plant closures, divestitures and other restructuring:
Severance, pension settlement and other charges related to the relocation of European regional headquarters	$--	$1
Acquisition-related costs:
Acquisition-related expenses on the Southwall acquisition and the pending Eastman merger	15	--

Pre-tax impact on Adjusted EBITDA	$15	$1